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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940

  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:
                             ATLAS INSURANCE TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
                               794 DAVIS STREET
                         SAN LEANDRO, CALIFORNIA 94577

Telephone Number (including area code):
                                (510) 297-7444

Name and address of agent for service of process:
                             STEVEN J. GRAY, ESQ.
                               794 DAVIS STREET
                         SAN LEANDRO, CALIFORNIA 94577

Check Appropriate Blank:

  Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes [X] No [_]

                                 *************

  Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of San Leandro and the State of California on the 31st day of January 1997.

                                       ATLAS INSURANCE TRUST

                                       By    /s/ Marion O. Sandler
                                         ----------------------------
                                         Marion O. Sandler Principal
                                         Executive Officer

Attest:   /s/ Steven J. Gray
       ------------------------
       Steven J. Gray Secretary

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